INTERNATIONAL SPECIALTY PRODUCTS INC.
                                             RATIO OF EARNINGS TO FIXED CHARGES
                                                         (Unaudited)
                                                 (Thousands, except ratio data)
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                                                                                                                         Pro
                                                       Year Ended December 31,                      Six Months Ended    Forma
                                           ------------------------------------------------------ --------------------   Six
                                                                                                   June 29,   June 28,  Months
                                              1993       1994       1995      1996        1997       1997      1998      1998
                                           ---------- ---------- ---------- ---------  ---------- ---------- --------- ---------



INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEMS                  $   49,823 $   72,484  $ 106,102 $ 116,628  $  107,834  $  53,965 $  70,036 $   67,843
ADD:
  INTEREST EXPENSE                             24,500     28,676     33,091    38,333      73,612     37,530    36,993     36,689
  COMPANY'S 50% SHARE OF JOINT
  VENTURE TAXES                                 1,878      1,191      4,722     3,953       4,630      2,409     1,645      1,645
  COMPANY'S 50% SHARE OF JOINT
  VENTURE INTEREST EXPENSE                         50          6          8         5          31          3         1          1
  INTEREST COMPONENT OF RENTAL EXPENSE          2,333      2,466      2,715     2,906       3,239      1,620     1,700      1,700
                                           ---------- ---------- ---------- ---------  ---------- ---------- --------- ----------

EARNINGS AVAILABLE FOR FIXED CHARGES       $   78,584 $  104,823 $  146,638 $ 161,825  $  189,346 $   95,527 $ 110,375 $  107,878
                                           ========== ========== ========== =========  ========== ========== ========= ==========

FIXED CHARGES:

INTEREST EXPENSE                           $   24,500 $   28,676 $   33,091 $  38,333  $   73,612 $   37,530 $  36,993 $   36,689
ADD:
  CAPITALIZED INTEREST                            901        428        400       191         974        437     1,041      1,041
  COMPANY'S 50% SHARE OF JOINT
  VENTURE INTEREST EXPENSE                         50          6          8         5          31          3         1          1
  INTEREST COMPONENT OF RENTAL EXPENSE          2,333      2,466      2,715     2,906       3,239      1,620     1,700      1,700
                                           ---------- ---------- ---------- ---------  ---------- ---------- --------- ----------

TOTAL FIXED CHARGES                        $   27,784 $   31,576 $   36,214 $   41,435 $   77,856 $   39,590 $  39,735 $   39,431
                                           ========== ========== ========== ========== ========== ========== ========= ==========

RATIO OF EARNINGS TO FIXED CHARGES               2.83       3.32       4.05       3.91       2.43      2.41       2.78       2.74
                                           ========== ========== ========== ========== ========== ========== ========= ==========

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